Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

Timothy R. McLevish (“McLevish”) has served as Kraft Foods Inc.’s (“Kraft”) Executive Vice President and Chief Financial Officer in Northfield, Illinois since October 2007. McLevish and Kraft have mutually agreed on the timing of McLevish’s leaving Kraft’s employ. In consideration for McLevish’s agreement to continue employment with Kraft and assist in the transition of his duties to his successor, Kraft has offered McLevish benefits as set forth in this Agreement, including certain enhanced benefits to be received after separation, and McLevish has decided to accept Kraft’s offer. Therefore, McLevish and Kraft both agree and promise as follows:

1. McLevish will continue to perform his regular job duties through the first quarter 2011 close process and filing of Kraft’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 with the Securities and Exchange Commission. Thereafter McLevish will assist in the transition of his duties to his successor. McLevish’s last work day will be June 30, 2011 and his employment will terminate on that date. The date of McLevish’s “separation from service” for purposes of Internal Revenue Code Section 409A, will be determined pursuant to the regulations issued under Section 409A, and, accordingly, he will receive a distribution of his Supplemental Thrift Plan benefit six (6) months following his separation from service, pursuant to Section 409A and the terms of the Supplemental Thrift Plan.

2. McLevish will receive the following Kraft Management Incentive Plan (“MIP”) payment: a pro-rated 2011 MIP payment based on the period from January 1 through June 30, 2011 and paid on the basis of McLevish’s individual target percentage and the actual business unit rating for Kraft for full fiscal 2011, as determined by the Human Resources and Compensation Committee of Kraft’s Board of Directors (the “Committee”) and consistent with the actual business unit rating applied to other Kraft executive officers tied solely to the Kraft rating at the time of payment. This MIP payment, less required deductions, will be made between January 1, 2012 and March 15, 2012. In addition, McLevish will receive the following Kraft Long-Term Incentive Plan (“LTIP”) payments:

(a) Pro-rated 2009-2011 LTIP performance shares based on twenty-four (24) months and awarded on the basis of McLevish’s individual target percentage and the actual Kraft LTIP rating, as determined by the Committee, and consistent with the actual business unit rating applied to other Kraft executive officers tied solely to the Kraft rating at the time of payment, at the end of the three-year performance period. The performance shares under this performance cycle will vest and be delivered to McLevish at the same time as the performance shares under this performance cycle for other direct reports to the Chief Executive Officer (the “CEO”) vest and are delivered; but no earlier than January 1, 2012 and no later than March 15, 2012, and

(b) Pro-rated 2010-2012 LTIP performance shares based on twelve (12) months and awarded on the basis of McLevish’s individual target percentage and the actual Kraft LTIP rating, as determined by the Committee, and consistent with the actual business unit rating applied to other Kraft executive officers tied solely to the Kraft rating at the time of payment, at the end of the three-year performance period. These performance shares will vest and be delivered to McLevish at the same time as the performance shares under this performance cycle for other direct reports to the CEO vest and are delivered but no earlier than January 1, 2013 and no later than March 15, 2013.

3. McLevish will be entitled to exercise any vested outstanding stock options that he holds in Kraft Foods Inc. stock for a period of twelve (12) months following June 30, 2011. All stock options that are not vested as of June 30, 2011 will be forfeited. In addition, 66% of McLevish’s 2009 Kraft restricted stock award will vest on February 17, 2012 and 33% of his 2010 Kraft restricted stock award will vest on February 22, 2013. All other outstanding unvested restricted shares will be forfeited.

4. If McLevish were to die prior to his receipt of the payments or stock due him pursuant to paragraphs 2 and 3 above, Kraft agrees to pay McLevish’s surviving spouse (or estate if no surviving spouse) the payments and shares provided for in paragraph 2 above, provided that if the amount of the payments or shares described in paragraph 2 have not yet been determined at the time of McLevish’s death, such payments will be made at such time as their amount has been determined in accordance with paragraph 2. In addition, McLevish’s 2009 and 2010 restricted stock awards described in paragraph 3 above will immediately vest upon the date of death.

5. McLevish agrees to return all company property in his possession, including documents, manuals, handbooks, notes, keys and any other articles that are Kraft property that he has used in the course of his employment. Such property shall be returned no later than June 30, 2011 provided, that, if McLevish is not aware at such time that he has Kraft property, he shall return such property promptly upon discovery. McLevish may retain his rolodex and similar address books containing contact information (whether electronic or hard copy).

6. McLevish acknowledges that during the course of his employment with Kraft, he was entrusted with strategic, marketing, financial, product, manufacturing, technical and other proprietary information and material which are the property of Kraft. McLevish agrees that, from the date of this Agreement and following his separation from employment, he will not communicate or disclose to any third party, or use for his own account or for the account of any third party, without the prior written consent of Kraft, any of the aforementioned information or material, except as required by legal process or unless and until such information or material becomes generally available to the public through no fault of McLevish. Nothing herein shall preclude McLevish from using his general knowledge and expertise to fulfill job responsibilities with a new employer.

7. McLevish represents, warrants and agrees that for 24 months following his separation from employment, he will not: (a) directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, independent contractor, individually, in concert with others, or in any other manner) provide services to any other company or entity whose businesses compete with any of the current Kraft businesses (“Competitive Business”) without the prior written consent of Kraft, provided, however, that it shall not be a violation of this paragraph for McLevish to provide services to a business unit of a Competitive Business as long as that business unit is not a Competitive Business. or (b) provide advice to any entity that is involved in, or seeking to be involved in, a transaction regarding Kraft. In addition, McLevish represents, warrants and agrees that for 24 months following the execution of this Agreement, he will not directly or indirectly solicit or engage any employee of Kraft to leave Kraft to accept work (whether as an employee, independent contractor or in any other status) for any other entity without obtaining the prior written consent of Kraft, nor will be provide a reference for any Kraft employee. Any consent by Kraft required under this paragraph will not be unreasonably withheld.

McLevish acknowledges and agrees that Kraft’s business is global and that the covenants, duties and obligations set forth in this Agreement are reasonable and necessary to protect Kraft’s legitimate business interests, are reasonable in duration and scope, have been agreed upon through arms-length negotiations, and further, the consideration given for McLevish’s agreement to the covenants set forth above is considerable and McLevish will not suffer a financial hardship if he is not permitted to perform the activities set forth above.

If any restriction contained in this paragraph shall be deemed to be invalid or unenforceable by reason of extent, duration, geographic scope thereof, then the extent, duration and geographic scope of such restriction shall be deemed to be reduced to the fullest extent, duration and geographic scope permitted by law.

8. McLevish agrees that, in discussing his relationship with Kraft and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated companies or their officers, directors and employees, which includes casting in a negative light Kraft’s officers and directors or Kraft’s business, organization, strategies, plans, and future business outlook. Kraft agrees that, in discussing its relationship with McLevish, Kraft’s officers and directors will not disparage or discredit him or otherwise treat him in a detrimental way. The foregoing shall not be violated by truthful legal testimony, normal competitive type statements, statements made without intent to damage the other party or statements made to rebut statements made by the other party.

9. Should McLevish violate any of his obligations set forth in this Agreement from the effective date of this Agreement until the expiration of his non-compete period as set forth in paragraph 7 above, he will be obligated to pay back to Kraft, on an after tax basis, all cash payments and the value of shares of Kraft stock received pursuant to paragraph 3 of this Agreement and, in addition, Kraft will have no obligation to pay McLevish any payments or vest any stock that may be remaining due under this Agreement. This will be in addition to any other remedy that Kraft may have with respect to McLevish’s breach.

10. McLevish agrees to keep the terms and substance of this Agreement confidential, and, notwithstanding any filing of this Agreement with the SEC, that he will not disclose the terms of this Agreement or matters out of which it arises to anyone, except his immediate family, his financial advisors, his attorneys, or as may be required by law.

11. McLevish agrees to reasonably cooperate with Kraft and its affiliated companies in the defense of any matter in which he was involved (other than with regard to a claim brought by him against Kraft or Kraft against him) during his employment and to make himself reasonably available as required by Kraft or its affiliated companies or their counsel, subject to McLevish’s other commitments. In the event such a matter arises, Kraft or its affiliated companies will be solely responsible for all costs and fees which may be incurred and will continue to indemnify McLevish to the fullest extent permitted by law for all actions taken by him as an employee and/or officer of Kraft. If time incurred by McLevish on Kraft’s behalf becomes substantial, Kraft shall pay McLevish a fee for his time and effort, such fee to be mutually determined by Kraft and McLevish.

Kraft agrees to take all reasonable steps to facilitate McLevish’s a) resignation or removal from all officerships and directorships of Kraft and its affiliated companies that he holds by virtue of his employment by Kraft, b) resignation or removal from all fiduciary positions or roles that he holds by virtue of his employment by Kraft, c) removal as an authorized signer on Kraft or its affiliated companies’ bank accounts, and d) resignation or removal from all positions or roles he holds in connection with any Kraft employee benefit plans.

12. In the event either McLevish or Kraft contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA Chicago, IL office and the hearing shall be held at a mutually agreeable location in the Chicago metropolitan area. The arbitrator’s fees and expenses and filing fees shall be borne equally by McLevish and Kraft. The arbitrator shall issue a written award which shall be final and binding upon the parties.

13. McLevish is aware of his legal rights concerning his employment with Kraft. In consideration for the benefits being provided to McLevish hereunder, McLevish (for himself, his heirs, legal representatives and assigns) hereby waives, and generally releases Kraft, its affiliated companies and their officers, directors, agents, and employees from, and agrees not to sue them for any claims or causes of action arising out of his employment relationship with Kraft or the separation from that employment that exists to date. This includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination, and claims for breach of contract and wrongful discharge; provided, however, that this release shall not waive any rights that McLevish may have to enforce the terms of this Agreement, any rights that McLevish may have to benefits under any Kraft employee benefit plan, or any rights

McLevish may have to insurance protection and/or indemnification for all actions taken by McLevish while an employee and/or officer of Kraft. In consideration for the above release, Kraft, on behalf of itself and its affiliated companies, and their officers, directors, agents and employees, hereby waives, and generally releases McLevish from, and agrees not to sue him for any claim arising out of his employment relationship with Kraft or the separation from employment that exists to date.

14. It is the intention of McLevish and Kraft that this Agreement and the benefits paid pursuant to its terms be compliant with the provisions of Internal Revenue Code Section 409A. In the event that any compensation or benefits provided for by this Agreement or any related plans is subject to Section 409A, Kraft will, (a) interpret and apply the terms of this Agreement or such plans in a manner compliant with Section 409A, to the extent possible, or (b) in agreement with McLevish, modify the Agreement or such plans in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A and any rules, regulations or other regulatory guidance issued thereunder and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to McLevish pursuant this Agreement or plans to which this Agreement refers. To the extent required in order to comply with Section 409A, amounts or benefits to be paid or provided to McLevish pursuant to this Agreement will be delayed to the first business day on which such amounts and benefits may be paid to McLevish in compliance with said Section 409A.

15. McLevish will continue to be entitled to indemnification in accordance with applicable laws, the governing corporate documents of Kraft or its affiliates, including Kraft’s Articles of Incorporation, By-Laws, and applicable insurance policies and will continue to be covered by directors’ and officers’ insurance maintained by Kraft or its affiliates, with respect to any liability McLevish incurs or incurred as a result of his having served as an officer and/or director of Kraft or its affiliates or any related enterprises.

16. By signing below McLevish acknowledges that he has thoroughly read this Agreement. He also acknowledges that he has been advised to consult an attorney prior to executing this Agreement and that he has 21 days to review this Agreement before signing it, and an additional 7 days after signing it to revoke it. In addition, McLevish agrees that he has full understanding and knowledge of the terms and conditions of this Agreement, and that he understands that these terms will be final and binding upon McLevish and upon Kraft 7 days from the execution of this Agreement.

/s/ Timothy R. McLevish	Date:	April 6, 2011
TIMOTHY R. MCLEVISH

The undersigned hereby certifies that Timothy R. McLevish appeared before me and signed this document and verified that he signed this Agreement voluntarily.

/s/ Patricia A. Falbo	Date:	April 6, 2011
Notary Public
[Notary Seal]
My Commission Expires:

December 19, 2012

ACCEPTED FOR KRAFT FOODS INC.

By:	/s/ Karen J. May

Title:	Executive Vice President, Global Human Resources

Date:	April 5, 2011